Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES APPOINTMENT OF TONY WERNER TO BOARD OF DIRECTORS

Denver, Colorado – July 20, 2023

Liberty Global plc (Liberty Global) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today the addition of Tony Werner to its Board of Directors.

For 16 years, Mr. Werner previously served as Chief Technology Officer and then President, Technology, Products and Experience at Comcast Cable, part of Comcast Corporation, a global media and technology company which delivers world-class broadband, wireless, and video through Xfinity and Comcast Business in the US, and Sky in Europe. Through its affiliates, Comcast also produces, distributes, and streams leading entertainment, sports, and news with brands that include NBC, Telemundo, Universal, Peacock, and Sky.

Prior to Comcast, Mr. Werner served as Senior Vice President and Chief Technology Officer for Liberty Global, where he led the company's global strategy for video, voice and data services. He has more than 40 years of engineering and technical management experience, having also held senior management positions with Qwest Communications, Aurora Networks, TeleCommunications, Inc., AT&T Broadband, and Rogers Communications.

Mr. Werner served as President and Chairman of the Board of Directors of the Society of Cable Telecommunications Engineers (SCTE) and the SCTE Foundation from 2015-2017. He has been inducted into the Broadcasting & Cable Hall of Fame, as well as the Cable Hall of Fame. In 2000, he received the NCTA Vanguard award for Science and Technology and in 2016 he received a Technical Emmy award for Lifetime Achievement.

John Malone and Mike Fries, Chairman and CEO of Liberty Global respectively, stated, “We’re excited to have Tony rejoin the Liberty Global family after a very successful career at Comcast. He has been an incredible leader for our industry as we’ve navigated rapid changes in technology, products and customer choice over the last two decades. He also brings a wealth of experience in areas that will shape our future, including AI, digitalization, cloud and cybersecurity. We’re thrilled he’s agreed to join our board.”

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million* connections across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the United Kingdom, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VodafoneZiggoJV and the VMO2 JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like Televisa Univision, Plume, Lionsgate and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2022 Liberty Global's consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV.

Telenet, the VMO2 JV, the VodafoneZiggo JV and Sunrise UPC deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

Liberty Global plc is listed on the Nasdaq Global Select Market under the symbols “LBTYA”, “LBTYB” and “LBTYK”.

Liberty Global Belgium Holding is an indirect wholly-owned subsidiary of Liberty Global plc, and is a private limited liability company incorporated under the laws of the Netherlands.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:	Corporate Communications:
Michael Bishop +44 20 8483 6246	Matt Beake +44 20 8483 6215